Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Dominion Energy Inc. of our reports dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of SCANA Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

February 14, 2018